Exhibit 99.1


Media Contact:                                   Investor Contact:
Jennifer Baier                                   Ria Marie Carlson
Ingram Micro Inc.                                Ingram Micro Inc.
714.382.2692                                     714.382.4400
jennifer.baier@ingrammicro.com                   ria.carlson@ingrammicro.com


                INGRAM MICRO OUTLINES PROFIT-ENHANCEMENT TARGETS,
                                UPDATES GUIDANCE

         Comprehensive program improves processes and enhances service, positions company for long-term growth

     SANTA ANA, Calif., Sept. 18, 2002 -- Ingram Micro Inc. (NYSE: IM) today announced that it expects to realize an additional $160 million in operating income by 2004 from its ongoing comprehensive business improvement program that Chairman and Chief Executive Officer Kent B. Foster said will position the company as the IT distribution industry's "leader by every measurement."

     The program is expected to substantially increase operating profits while delivering new levels of value and performance for customers and vendors through improved processes and systems. It is the result of extensive reviews of the company's operations, primarily focused on North America, which identified potential opportunities for reducing costs and expanding gross margins.

     "For more than a year, we have been making solid, step-by-step improvements in our gross margins, operating expenses and balance sheet," said Foster. "Compared to a year ago, we reduced annualized expenses by approximately $100 million and improved gross margins by 23 basis points, while reducing our net debt-to-capital ratio to 2 percent and delivering working capital metrics that are among the best in our industry and the company's history. We're pleased with our progress, but not satisfied. We have initiated further plans to accelerate these efforts, giving us a giant leap toward our goal of being the best performing, most profitable company in the IT distribution and supply chain business."


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     The program's actions are expected to generate additional operating income of $15 million in the second half of 2002, growing to $125 million in 2003 and reaching the full annualized run-rate of $160 million during the first quarter of 2004. The operating income increases are not contingent upon an improvement in end-market demand and were calculated utilizing a flat annual sales scenario for 2003 and 2004, as compared to 2002. This flat sales scenario is not intended to represent a sales projection by management; rather, it was used for modeling purposes only. Actual improvements will vary depending on annual revenues.

     Total costs associated with the program, estimated at approximately $140 million ($88 million after income taxes), are expected to be recorded over the next six quarters through December 2003. Approximately half of the after-tax costs will require cash expenditures; the remainder will be non-cash charges. Program costs for the second half of 2002 are estimated at approximately $95 million ($60 million after income taxes), more than half of which are expected to be recorded in the fourth quarter of 2002. Costs recorded in any individual period may vary depending on the timing of certain actions, and additional costs may be incurred in connection with new savings opportunities.

     The company expects that program costs will be charged to operating income as restructuring costs, costs of sales, and selling, general and administrative (SG&A) expenses, depending on the nature of the action. Restructuring costs generally include severance expenses, lease terminations, certain asset write-offs and other costs associated with the exit of facilities. Costs recorded as costs of sales or SG&A expenses primarily include program management and consulting expenses, accelerated depreciation of certain assets, inventory-related costs, and costs associated with geographic relocation. The company will provide supplemental pro-forma operating results related to these program costs on a quarterly basis.

     "The quick, 18-month pre-tax payback of the overall program reflects the high internal rate of return criteria that were utilized in evaluating each of the initiatives," said Thomas A. Madden, executive vice president and chief financial officer.

     Implementation is "moving full-speed ahead," according to Foster, with many initiatives already underway and nearly all expected to be completed by the end of 2003. The company intends to provide updates on the plan's progress each quarter with financial results.

     Some of the program's key components include:

          o Enhanced vendor and customer programs. The company has embraced a culture of business process improvement led by the adoption of the Six Sigma


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               methodology. This will enable the success of many of the
               initiatives throughout the program, allowing the company to simultaneously reduce costs while improving customer service levels. For example, in North America the company has aligned its sales, marketing and product management functions to deliver total technology solutions - both products and services - to customers and vendors. By breaking down the barriers that separated these functions, the company is able to simplify contacts for customers and vendors, streamline purchasing and pricing decisions, develop more customized fee-based services and generate greater demand. These business process improvements result in enhanced service for customers and vendors with a more efficient use of resources.

          o Optimization of facilities and systems. As the company continues to evolve from a product-centric business model to a provider of integrated technology solutions, the requirements of its infrastructure are changing. The distribution network and information systems are being refined to accommodate this dynamic environment. In North America, the company is transferring its configuration and returns services from dedicated facilities to multi-functional distribution centers, while sub-letting excess warehouse and office space. In Europe, the company plans to close its Frameworks assembly facility and expand the service areas of some distribution centers to include multiple countries. Additionally, the company has identified opportunities to significantly reduce the cost of its information technology systems. By maximizing economies of scale and leveraging its best-in-class logistics services, the company is better able to address the changing needs of customers and vendors, providing a broad array of distribution and supply chain management strategies.

          o Geographic consolidations and administrative restructuring. Through the combination of the U.S. and Canadian regions early this year, the company is gaining efficiencies by centralizing certain administrative processes that serve a single North American region, while maintaining local customer contact in each country. This was demonstrated in the recent formation of regional credit and product management departments to serve both the United States and Canada. The European region has consolidated operations in the Nordic countries, Portugal and Austria. In other regions, service for Argentina and Peru was


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               transferred to the Latin American export office in Miami,
               operations in Chile were downsized, and the Australian distribution and call center operations are being centralized in Sydney. The company expects to pursue other consolidation opportunities around the world as part of this effort.

     According to Michael J. Grainger, president and chief operating officer, the plans were developed with a thoughtful, process-oriented approach that positions the company for the future. "Distribution is the engine that moves technology," he said. "By strengthening our leadership position, we help our vendors and customers become more profitable, our associates become more valuable, and generate a better return for our shareowners. We aim to be the best in everything that we do, from financial performance to customer service, and this plan puts us squarely on the right course."

Outlook

     On July 31, 2002, the company issued guidance for the third quarter, ending Sept. 28, 2002, indicating that sales would range from $5.30 to $5.45 billion and earnings per share would be between $0.09 and $0.11 (excluding restructuring and major profit-enhancement program costs, as stated above, and special items). Based on updated internal estimates and forecasts, the company believes that sales and earnings per share will be at or above the high end of those ranges. The earnings per share estimates include the operating income improvements from the profit-enhancement program and exclude restructuring and profit-enhancement program costs, as well as other special items.

     For the fourth quarter of 2002, sales are expected to follow normal seasonal patterns, with sequential growth in the mid-single digits.

Conference call scheduled

     Additional information about Ingram Micro's business improvement program will be presented in a conference call today at 5 p.m. EDT. To listen to the conference call via telephone, call (888) 455-0750 (toll-free within the United States and Canada) or (415) 228-4834 (other countries) and mention "Ingram Micro." To listen to the conference call via a live audio webcast, visit the Investor Relations page of the Ingram Micro Web site at www.ingrammicro.com/corp. A replay of the conference call will be available for one week


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through the Web site or by calling (800) 678-3180 (toll-free in the United
States and Canada) or (402) 220-3063 (other countries).

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements are based on current management expectations that involve certain risks, including, without limitation: disruptions in business operations due to reorganization activities; difficulties and risks associated with integrating operations and personnel into new organizational structures; dependence on key individuals and inability to retain personnel; the continuation or worsening of the severe downturn in economic conditions (particularly purchases of technology products); significant credit loss resulting from significant credit exposure to reseller customers and negative trends in their businesses; continued pricing and margin pressures; intense competition within regional markets and internationally; potential material decline in net sales if major suppliers significantly increase the level of business they transact directly with end-users and/or resellers in different product categories, customer segments, and/or geographies; failure to adjust costs in a timely fashion in response to a sudden decrease in demand; the potential for declines in inventory values and continued restrictive vendor terms and conditions; the potential decline as well as seasonal variations in demand for Ingram Micro's products and services; future terrorist or military actions; unavailability of adequate capital; inability to manage future adverse industry trends; failure of information systems; interest rate and foreign currency fluctuations; adverse impact of governmental controls and actions and political or economic instability on foreign operations; changes in local, regional, and global economic conditions and practices; product supply shortages; the potential termination of a supply agreement with a major supplier; difficulties and risks associated with integrating operations and personnel in acquisitions; rapid product improvement and technological change and resulting obsolescence risks; and dependence on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the year ended December 29, 2001; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.


About Ingram Micro Inc.

     Ingram Micro Inc. is the leading wholesale provider of technology products and supply chain management services in the world. With sales of more than $25 billion for the fiscal year 2001, the company provides the best way to get technology from the people who make it to the people who use it. Visit www.ingrammicro.com/corp.

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(C)2002 Ingram Micro Inc. All rights reserved. Ingram Micro is a trademark used under license by Ingram Micro Inc. All other logos, brand names and product names are trademarks of their respective companies.